EXHIBIT 99.5 - PRESS RELEASE ISSUED AUGUST 15, 1997

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

        EST ANNOUNCES 2nd QUARTER 1997 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- August 15, 1997 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 1997.

EST reported sales for the second quarter 1997, of $230,866 compared to $293,704 for the same quarter in 1996. Net income was $3,004, or $0.0005 per share, compared with net income of $62,851, or $0.01 per share, for the second quarter of 1996. For the six month period, EST reported net income of $22,696 or $0.004 per share on sales of $546,894 compared with net income of $118,162 or $0.02 per share on sales of $645,760 for the same period in 1996.

               Selected Statement of Operations Information
                               (Unaudited)
                           Three Months Ended           Six Months Ended
                         June 30,       June 30,      June 30,    June 30,
                           1997           1996          1997        1996
                         --------       --------      --------    --------
Sales                   $  230,866        293,704    $  546,894     645,760
Net income before tax        4,554         95,229        34,389     180,848
Net Income                   3,004         62,851        22,696     118,162
Weighted average common
     shares outstanding  5,469,897      5,463,948     5,469,897   5,463,948
Earnings per Share      $   0.0005     $     0.01    $    0.004        0.02

                    Selected Balance Sheet Information
                               (Unaudited)

                                                June 30,   December 31,
                                                  1997         1996
                                               --------    -----------
Cash and cash equivalents                     $1,378,899     $1,413,182
Total current assets                           1,947,597      1,892,302
Property & equipment (net)                       138,932        141,210
Total assets                                   2,095,827      2,042,709
Total current liabilities                        110,735         30,775
Long-term debt                                       -0-            -0-
Stockholders' equity                           1,985,092      2,011,934

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patent for this technology.

Contact EST for more details.
                              www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.